                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant
Check the appropriate box:
[X]  Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted
[ ]  Definitive Proxy Statement             by Rule 4a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                               HS RESOURCES, INC.
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
                                                            Common Stock
--------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)      Total fee paid:

--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

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(2)      Form, Schedule or Registration Statement No.:

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(3)      Filing Party:

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(4)      Date Filed:

                               HS RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999

TO THE STOCKHOLDERS:

     We will hold the Annual Meeting of Stockholders of HS Resources, Inc. ("HSR" or the "Company"), a Delaware corporation, on May 27, 1999, at 9:00 a.m., local time, at the Sheraton Palace Hotel, Two New Montgomery Street, San Francisco, California 94105. The purpose of the Annual Meeting is:

          1. To elect two directors to serve until their successors are elected and qualified.

          2. To transact such other items of business as may properly come before the meeting.

     The Proxy Statement accompanying this Notice describes these items of business.

     If you are a stockholder of record at the close of business on April 1, 1999, you are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. We will not close the Company's stock transfer books. You may examine a complete list of the stockholders entitled to vote at the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours between May 17, 1999 and May 27, 1999 at our offices at One Maritime Plaza, 15th floor, San Francisco, California 94111. In addition, the complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

     We cordially invite you to attend the meeting in person. However, to ensure your representation at the meeting, we encourage you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may vote in person even if you have returned a proxy card.

                                            Sincerely,

                                            JAMES M. PICCONE
                                            Secretary
San Francisco, California
April 21, 1999

     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                               HS RESOURCES, INC.

                  PROXY STATEMENT FOR THE 1999 ANNUAL MEETING
                                OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     We will hold the Annual Meeting of Stockholders of HS Resources, Inc. (the "Annual Meeting") on Wednesday, May 27, 1999, at 9:00 a.m., local time, or at any adjournment thereof. The location of the Annual Meeting is the Sheraton Palace Hotel, Two New Montgomery Street, San Francisco, California 94105. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders discusses the purpose of the Annual Meeting. Our principal executive offices are located at One Maritime Plaza, 15th Floor, San Francisco, California 94111. Our telephone number is (415) 433-5795.

     We mailed these proxy solicitation materials on or about April 21, 1999, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND PRINCIPAL STOCKHOLDERS

     If you own shares of common stock of HS Resources on April 1, 1999, you are entitled to notice of and to vote at the Annual Meeting. As of April 1, 1999, 19,249,199 shares of our Common Stock were issued and outstanding. The section of this Proxy Statement entitled "Security Ownership of Principal Stockholders and Management" lists holders of 5% or more of our Common Stock.

VOTING AND SOLICITATION

     Our bylaws require that a quorum of our stockholders be present at the Annual Meeting in order for the business conducted at the meeting to be validly approved. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock constitutes a quorum. You are entitled to one vote for each share of Common Stock you own. Election of directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting. Abstentions are counted in tabulations of votes cast at the meeting and have the same effect as "no" votes. Broker non-votes are treated as present for purposes of establishing a quorum, but are not counted either way for purposes of determining a vote.

     We will bear all costs of this solicitation of your vote by proxy. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers and regular employees, personally or by telephone or telegram without additional compensation, may also solicit proxies. We have retained Corporate Investor Communications for a fee of approximately $3,500 to solicit proxies on our behalf.

REVOCABILITY OF PROXIES

     At any time before a vote is taken at the Annual Meeting, you may revoke any proxy you give pursuant to this Proxy Statement. Your proxy may be revoked by:

          (i) delivering to the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date; or

          (ii) attending the Annual Meeting and voting in person.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     Currently, we have six directors serving on our Board of Directors. The terms of Board members constituting approximately one-third of the total Board generally expire every year, and each director in a "class" of directors serves for a term of three years, or until his or her successor has been duly elected and qualified. Two directors are to be elected at this Annual Meeting to serve until the 2002 Annual Meeting of Stockholders. Our nominees are P. Michael Highum, who is currently a Director and the President of the Company, and Michael J. Savage, who has been a Director since 1996, and who is not an employee of the Company. A vote on your proxy card in favor of the recommendation of HS Resources is a yes vote for electing these two directors. If either Mr. Highum or Mr. Savage should be unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Chairman of the Board to fill the vacancy. The Company does not expect that either Mr. Highum or Mr. Savage will be unable or will decline to serve as a director.

     Information about Mr. Highum and Mr. Savage is set forth below:

                                                            CAPACITIES IN WHICH     DIRECTOR
NAME                                                AGE   SERVED WITH THE COMPANY    SINCE
----                                                ---   -----------------------   --------
P. Michael Highum.................................  48    Director, President         1987
Michael J. Savage.................................  64    Director                    1996

     There are currently no vacancies on the Board; however, Mr. Kenneth Hersh has advised the Board that he intends to resign as a Director of the Company following the Annual Meeting; Mr. Hersh's term was to run through the year 2000 Annual Meeting of Stockholders.

     P. MICHAEL HIGHUM is a founder of the Company and for the past twenty-one years has been employed exclusively in activities relating to the Company and its oil and gas business. Mr. Highum has a law degree and, prior to founding the Company, practiced with the San Francisco law firm of Pillsbury, Madison & Sutro. He earned his undergraduate degree from the University of California at Berkeley and his law degree from the University of California -- Hastings College of Law. He has served as a Director and as President of the Company since its inception in 1987 and is Vice President of the Colorado Oil and Gas Association.

     MICHAEL J. SAVAGE has been a Director of the Company since January 1996. Mr. Savage has been the Managing Director of the San Francisco Opera since 1994. He was the founder of Savage Petroleum Company and served as its President from 1988 to 1995. From 1983 to 1988, Mr. Savage served as President of Merlin Petroleum, of which he was also the founder. From 1978 to 1982, he served as President of Sohio Petroleum Company. Prior to 1978, he served as President of BP Alaska, and in 1982 he was Director for Africa of BP in London, and also served as personnel director for the BP Group. He received his undergraduate degree in Business Management from the Manchester Business School in Manchester, England, and his master's degree in Law and Economics from Cambridge University. Mr. Savage serves on the Boards of Directors of the San Francisco Opera and the San Francisco Conservatory of Music.

     Specific information about the other Board members and the Company's officers is set forth below:

                                                                                        CURRENT
                                           CAPACITIES IN WHICH SERVED        DIRECTOR    TERM
NAME                             AGE            WITH THE COMPANY              SINCE     EXPIRES
----                             ---       --------------------------        --------   -------
Nicholas J. Sutton.............  54    Chairman of the Board and Chief        1987       2000
                                         Executive Officer
James E. Duffy.................  48    Director, Chief Financial Officer      1990       2001
Kenneth A. Hersh...............  36    Director                               1990       2000
Philip B. Smith................  47    Director                               1996       2001
Dale E. Cantwell...............  43    Vice President -- D-J Basin             N/A        N/A
                                       District Manager
Tony W. Church.................  42    Vice President -- Exploration           N/A        N/A

                                                                                        CURRENT
                                           CAPACITIES IN WHICH SERVED        DIRECTOR    TERM
NAME                             AGE            WITH THE COMPANY              SINCE     EXPIRES
----                             ---       --------------------------        --------   -------
Theodore Gazulis...............  44    Vice President -- Treasury, Capital     N/A        N/A
                                         Markets and Investor Relations
                                         and Assistant Secretary
Annette Montoya................  42    Vice President -- Accounting, Human     N/A        N/A
                                         Resources and Administration
Rick L. Parks..................  46    Vice President -- Operations            N/A        N/A
Janet W. Pasque................  41    Vice President -- Land                  N/A        N/A
James M. Piccone...............  48    Vice President -- General Counsel       N/A        N/A
                                       and Secretary
George H. Solich...............  37    Vice President -- Acquisitions and      N/A        N/A
                                         Divestitures
Wayne D. Williams..............  49    Vice President -- Geophysical           N/A        N/A
                                       Manager
Philip S. Winner...............  43    Vice President -- Northern Rockies      N/A        N/A
                                         District Manager

     NICHOLAS J. SUTTON is a founder of the Company and has been employed exclusively in activities relating to the Company and its oil and gas business since 1978. Mr. Sutton is an attorney and practiced with the San Francisco law firm of Pillsbury, Madison & Sutro before founding the Company. Prior to that time, he served as a law clerk to the Chief Justice of the California Supreme Court. He earned his law degree from the University of California-Hastings College of Law, and his engineering undergraduate degree from Iowa State University. Mr. Sutton is a graduate of Harvard Business School's Executive Education OPM Program, and is a member of the Society of Petroleum Engineers. He has served as Chairman of the Board and as Chief Executive Officer of the Company since its inception.

     JAMES E. DUFFY has been a Director since 1990 and has been Vice
President -- Finance and Chief Financial Officer since April 1991. From 1985 to 1990, Mr. Duffy was a general partner of J.L. Feshbach & Co., an investment banking firm specializing in the oil and gas business and was responsible for acquisitions and special investments for an affiliate of that firm. Prior to that time, he was the Chief Financial Officer of Hilliard Oil and Gas and was a director and co-founder of several affiliated companies. Previously, he was a manager with Arthur Young & Co. Mr. Duffy earned his undergraduate degree from San Jose State University.

     KENNETH A. HERSH has been a Director of the Company since 1990. Mr. Hersh has been a Managing Director of Natural Gas Partners ("NGP"), Dallas, Texas since 1989. NGP is a family of investment funds organized to make equity investments in oil and gas companies. Previously, he was employed by the investment banking division of Morgan Stanley & Co. Incorporated where he was a member of the firm's energy group specializing in oil and gas financing and acquisition transactions. From 1992 to June of 1996, Mr. Hersh was a director of Tide West Oil Company, which merged into a wholly-owned subsidiary of the Company in June of 1996. Mr. Hersh also serves as a director of Petroglyph Energy, Inc., Pioneer Natural Resources Company, Titan Exploration, Inc., and Vista Energy Resources, Inc. Mr. Hersh earned his MBA from the Stanford University Graduate School of Business and his undergraduate degree from Princeton University. Mr. Hersh has advised the Company that he intends to resign as a Director of the Company following the Annual Meeting.

     PHILIP B. SMITH has been a Director of the Company since June 1996 and also serves on the board of Pioneer Natural Resources Company. Currently, Mr. Smith serves as President of Prize Energy Corp. Mr. Smith served as President, Chief Executive Officer and director of Tide West Oil Company in Tulsa, Oklahoma from November 1992 until the time of the merger of Tide West into a subsidiary of the Company. He was President and director of Draco Petroleum, Inc., a wholly-owned subsidiary of Tide West from April 1992 until the time of the merger, and of Tide West Trading & Transport Company, formerly Draco Production Company, a wholly-owned subsidiary of Tide West, from July 1989 until the time of the merger. From May 1986 until April 1991, Mr. Smith was a Senior Vice President of Mega Natural Gas Company, a natural gas gathering company and the former parent company of Tide West Trading & Transport Company and its predecessor companies. Prior to that time, he held various technical and management positions at other independent and major oil and gas companies.

     DALE E. CANTWELL has been an employee and member of the Company's management team since joining the Company in 1993. From 1993 to April 1997, his primary duties were managing the Company's oil and gas marketing department. In April 1997, Mr. Cantwell was promoted to Vice President in charge of the D-J Basin District. From 1979 until joining the Company, Mr. Cantwell worked for Amoco Production Company in various engineering capacities. Mr. Cantwell received his bachelor's degree in Chemical Engineering from the University of Colorado. Mr. Cantwell is a member of the Rocky Mountain Natural Gas Association, the Society of Petroleum Engineers, and the Colorado Oil and Gas Association.

     TONY W. CHURCH has been an employee of the Company since 1994 and prior to appointment as Vice President -- Exploration in April 1997 he served as Exploration Manager. Mr. Church has primary responsibility for oversight and supervision of the corporate exploration program. Mr. Church has 20 years of industry experience. Prior to joining HS Resources, he was Vice
President -- Exploration for Gerrity Oil and Gas. From 1984 to 1992, Mr. Church was an explorationist and supervisor for Chevron USA. From 1978 to 1984 he was an explorationist for Gulf Oil Corporation and Kerr McGee Corporation. Mr. Church earned his undergraduate degree in Geology from Yale University and his master's degree in Mineral Economics from Colorado School of Mines. He is a member of the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists, and the Houston Geological Society. Mr. Church is a DPA Certified Geologist and a Registered Geologist in the State of Wyoming.

     THEODORE GAZULIS has served as an officer of the Company since its incorporation, and has served in his current capacity since July 1998. Mr. Gazulis has primary responsibility for capital formation, the treasury functions and investor relations. Prior to that, Mr. Gazulis was in charge of the Company's economic analysis and planning function. Prior to joining the Company in 1984, Mr. Gazulis was an exploration economist for Sohio Petroleum Company where he evaluated exploration plays, prospects and acquisitions and implemented computer financial and economic models to facilitate such economic analysis. From 1978 to 1981, he served in a similar capacity for Amoco Production Company. Mr. Gazulis received an MBA from the University of California at Los Angeles and his undergraduate degree from Stanford University. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

     ANNETTE MONTOYA heads the Company's accounting, human resources and administrative departments and has served in her current capacity since July 1998. From 1991 to her appointment in her present position, she served as the head of the Company's accounting department. Prior to joining the Company in 1987, Ms. Montoya was the accounting manager for MidCon Central Exploration Company. Prior to her employment with MidCon Central, Ms. Montoya was an auditor with Price Waterhouse & Co. Ms. Montoya earned her undergraduate degree from Regis College and is a member of the Council of Petroleum Accountants Society.

     RICK L. PARKS has been an employee of the Company since 1986, and is currently working with various pipeline companies in the Gulf Coast region to bring new production on line. He served as the Mid-Continent District Manager until the sale of the Mid-Continent assets to Universal Resources in September 1998. He has also served as Operations Manager, District Manager and Field Superintendent during his tenure with the Company. Prior to 1986, Mr. Parks was President and owner of Rainbow Exploration, Inc. He also worked for Energy Minerals Corporation and Amoco Production Company. Mr. Parks is a past President of the North Central Chapter of the Colorado Oil and Gas Association and has served as a Director of that organization.

     JANET W. PASQUE has been an employee of the Company since l993 and has served as Corporate Land Manager since l994. She was appointed Vice
President -- Land in April l997. Prior to joining HSR, Ms. Pasque was a landman for Methane Resources Group and served as a consultant in the acquisition and divestiture of oil and gas properties. From l982 to l989, she was a landman for Union Pacific Resources Company responsible for land operations in the Rocky Mountains, Alaska and California. From l980 to l982, Ms. Pasque was a land representative for Texaco Inc. She earned her undergraduate degree from Colorado

State University, and is a member of the American Association of Professional Landmen, Denver Association of Petroleum Landmen and the Louisiana Association of Petroleum Landmen.

     JAMES M. PICCONE has served as the Company's Vice President -- General Counsel and Secretary since he joined the Company in May of 1995. From 1984 to May of 1995, Mr. Piccone was a partner at the law firm of Davis, Graham & Stubbs, Denver, Colorado where he served in various capacities including the head of the firm's Transactions Department, Practice Group Leader of the firm's Energy Group and member of the firm's management committee. From 1980 through 1983 he was an associate at the firm, and from 1978 to 1980 he was an associate at the law firm of Kutak, Rock & Huie. Mr. Piccone earned his law degree from the University of Colorado School of Law and his B.A. in Economics from the University of Colorado.

     GEORGE H. SOLICH has served the Company as Vice President -- Acquisitions and Divestitures since he joined the Company in December 1996. From 1983 to November 1996, Mr. Solich served in various capacities for Apache Corporation, Houston, Texas most recently as Director, Business Development where he was responsible for the Company's acquisition and divestiture of producing oil and gas properties. Prior to his employment with Apache Corporation, Mr. Solich worked for Belco Petroleum Corporation. Mr. Solich earned his undergraduate degree from the University of Colorado at Boulder and his graduate degree in Marketing and Finance from the University of Colorado at Denver.

     WAYNE D. WILLIAMS has been an employee of the Company since May of 1995. He has served in the capacity of Geophysical Manager since May of 1996 and was appointed Vice President -- Geophysics in April 1997. His primary responsibility is the supervision and oversight of the geophysical effort for the Company. From 1992 to 1995, he was a securities broker for Raymond James Financial in Kilmarnock, Virginia. From 1977 to 1992, Mr. Williams was Geophysical Advisor for Union Pacific Resources and held several management positions, including Seismic Data Processing Manager and Rocky Mountain Geophysical Manager. From 1972 to 1977, he was contracted to Mobil Oil Corp, as Data Processing Manager for the Prudhoe Bay, Beaufort Sea, and offshore California areas. Mr. Williams earned his undergraduate degree in Geology/Geophysics from Virginia Polytechnic Institute and State University. He is a member of the Society of Exploration Geophysicists and the American Association of Petroleum Geologists.

     PHILIP S. WINNER serves as Vice President -- Northern Rockies District and is responsible for development and implementation of E&P growth strategies in that region. Prior to that he functioned as Director of Investor Relations for the Company, where he served as a primary investor contact. Mr. Winner has 18 years of energy industry experience in both geotechnical and financial positions. Prior to HS Resources, Mr. Winner worked for 11 years with Mobil Oil Corporation where, as Senior Staff Geologist, he was involved with both geological analysis and strategic planning of domestic exploration and development projects. He also worked as an energy research analyst for Hanifen, Imhoff, a Denver-based investment bank. Mr. Winner has earned two advanced degrees, an MBA (University of Denver) and an MS in Geology (University of Vermont), as well as a BS in Geology (Southern Oregon State College). He is a member of Beta Gamma Sigma's business honors society, the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists, and the National Investor Relations Institute.

     There is no family relationship between any director or executive officer of HSR.

     (References to certain officers' tenure and periods of service include service with the Company's predecessor entities.)

REPORTS REQUIRED BY SECTION 16(a)

     Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent (10%) of HSR Common Stock, to file with the Securities and Exchange Commission and any exchange on which our stock is traded, reports of ownership and changes in ownership of HSR Common Stock.

     Based solely on our review of Forms 3, 4 and 5 received by us and written representations from certain officers and directors that no filings were required for them, we believe that, during 1998, all of our officers, directors and 10% stockholders complied with the requirements of Section 16 of the Securities Exchange Act.

BOARD MEETINGS AND COMMITTEES

     The Board held five meetings during 1998. Messrs. Sutton, Duffy and Hersh attended all meetings of the Board and all meetings of committees, if any, on which they served. Messrs. Smith and Savage attended all but one meeting and Mr. Highum attended all but two meetings. The Board also took action by unanimous written consent on seven occasions.

     The Board has two standing committees, an Audit Committee and a Compensation Committee. It does not have a nominating committee.

     The Audit Committee recommends to the Board the hiring of an independent public auditing firm to review our books and records. In addition, the Audit Committee reviews the fees of and the services provided by the audit firm, including the scope of the audit coverage, and reviews the auditor's independence from management. The Audit Committee confers with the independent auditors and reviews the results of their audit. The Audit Committee reviews our financial statements and related information, and monitors our internal accounting, auditing and financial reporting practices, procedures and controls as it deems appropriate. The Audit Committee provides assistance to the Board with respect to the corporate accounting and reporting practices, and reports to the Board on Audit Committee activities. During 1998 the Audit Committee consisted of Mr. Hersh and Mr. Savage. The Board appointed Mr. Smith to the Audit Committee in February 1999. The Audit Committee held no formal meetings in 1998, and conducted its formal review of our accounting practices at a meeting with our auditors held in February 1999.

     The Compensation Committee has oversight responsibility for our significant compensation policies and practices, including the scope and design of our compensation and benefit plans. The Compensation Committee determines the nature and amount of compensation of our executive officers who also are directors, and approves compensation of the other executive officers based on recommendations of, and discussions with, management. The Compensation Committee also is responsible for administering certain employee benefit plans, including the 1997 Performance and Equity Incentive Plan. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer. During 1998 the Compensation Committee consisted of Mr. Hersh and Mr. Savage, held no meetings, and took action by unanimous written consent on four occasions. The Board appointed Mr. Smith to the Compensation Committee in February 1999.

COMPENSATION OF BOARD MEMBERS

     During 1998, our non-employee directors were paid an annual retainer of $24,000 in monthly installments. They also were reimbursed for out-of-pocket expenses incurred in connection with service on the Board.

     In 1992, we implemented the 1992 Directors' Stock Option Plan (the "1992 Directors' Plan") under which options have been granted to the non-employee directors other than Mr. Hersh. Under the 1992 Directors' Plan each non-employee director receives an option to purchase 7,500 shares of our Common Stock upon the commencement of his or her tenure on the Board. The option to purchase 1,500 shares is immediately exercisable. The remaining 6,000 shares become eligible for purchase over the next four years, 1,500 shares each year. In addition, under the 1992 Directors' Plan each director receives a fully exercisable annual option grant to purchase an additional 750 shares of HSR Common Stock. Options granted under the 1992 Directors' Plan generally have a term of 10 years; however, the term of any option granted under the 1992 Directors' Plan terminates (i) 30 days following the termination of the director's status as a director of HSR, or (ii) one year after the date of death or disability of the director while he is serving as a director. Options granted under the 1992 Directors' Plan may not be assigned.

     In October 1993, our Board approved the 1993 Directors' Stock Option Plan (the "1993 Directors' Plan"). The terms of the 1993 Directors' Plan are substantially similar to the terms of the 1992 Directors' Plan except that (i) the 1993 Directors' Plan permits the director to assign his or her options under the Plan and (ii) option grants following the initial grant are in the amount of 1,500 shares and are granted biannually. This Plan was adopted by the Board in consideration of those directors who are subject to employment conditions and other policies which prohibit their personal retention of options granted in connection with the services rendered to the Board. A director may participate in the 1993 Directors' Plan only upon waiver of his or her right to participate in the 1992 Directors' Plan. To date, Mr. Hersh is the only participant under the 1993 Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth for the fiscal years of 1996, 1997 and 1998, the cash, bonus and other annual compensation received by our Chief Executive Officer and the other four most highly paid executive officers during the 1998 fiscal year (each, a "Named Executive Officer"). The named officers received no long-term compensation awards in the form of SARs or payouts pursuant to any long-term incentive plan during fiscal 1998.

                                  * * * * * *

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                           AWARDS
                                           ANNUAL COMPENSATION   --------------------------
                                           -------------------                 SECURITIES      ALL OTHER
                                                        BONUS    RESTRICTED    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   ($)(1)     STOCK($)    OPTIONS(#)(2)      ($)(3)
---------------------------         ----   ---------   -------   ----------   -------------   ------------
Nicholas J. Sutton................  1998    320,000    135,000     53,280(4)     50,000          26,018
  Chairman of the Board and         1997    300,000    187,500     65,702(5)         --          25,611
  Chief Executive Officer           1996    225,000    200,000         --            --          26,467

P. Michael Highum.................  1998    320,000    135,000     53,280(4)     50,000          27,203
  President                         1997    300,000    187,500     65,702(5)         --          25,907
                                    1996    225,000    200,000         --            --          26,388

James E. Duffy....................  1998    215,000     75,000     29,288(4)     26,000          13,300
  Chief Financial Officer           1997    200,000     82,500     28,921(5)         --          12,800
                                    1996    175,000    140,000         --            --          12,800

James M. Piccone..................  1998    215,000     70,000     29,288(4)      7,500          11,920
  Vice President,                   1997    200,000     75,000     26,292(5)         --          11,200
  General Counsel & Secretary       1996    175,000    112,000         --        50,000          11,180

George H. Solich..................  1998    149,500     37,500     11,094(4)     12,500          11,920
  Vice President -- Acquisitions &  1997    149,000     40,000     10,517(5)         --          84,624
  Divestitures                      1996      5,384(6)      --    171,300(7)     20,000              --

---------------

(1) For 1997 and 1998, the amounts shown were accrued during the year indicated and paid the following year.

(2) Does not include awards of options granted in April 1999, as follows:
    Nicholas J. Sutton, 60,000; P. Michael Highum, 60,000; James E. Duffy, 26,500; James M. Piccone, 10,250; George H. Solich, 13,750.

(3) Includes auto lease and related expenses, payments for premiums on a group term life insurance policy, the amount of the Company's contribution pursuant to the Company's 401(k) and Profit Sharing Plan, relocation expenses and amounts paid for memberships as indicated in the following table:

                                     AUTO LEASE
                                     AND RELATED     LIFE          401(K)        RELOCATION
NAME                          YEAR    EXPENSES     INSURANCE   CONTRIBUTION($)    EXPENSES    MEMBERSHIPS
----                          ----   -----------   ---------   ---------------   ----------   -----------
Nicholas J. Sutton..........  1998     13,978         180          10,000              --        1,860
                              1997     14,071         180           9,500              --        1,860
                              1996     14,927         180           9,500              --        1,860

P. Michael Highum...........  1998     15,163         180          10,000              --        1,860
                              1997     14,367         180           9,500              --        1,860
                              1996     14,848         180           9,500              --        1,860

James E. Duffy..............  1998      3,120         180          10,000              --           --
                              1997      3,120         180           9,500              --           --
                              1996      3,120         180           9,500              --

James M. Piccone............  1998      1,740         180          10,000              --           --
                              1997      1,520         180           9,500              --           --
                              1996      1,500         180           9,500              --           --

George H. Solich............  1998      1,740         180          10,000              --           --
                              1997      1,145         165              --          83,314           --
                              1996         --          --              --              --           --

(4) The Named Executive Officers were granted shares of restricted stock vesting one-fourth on each of April 9, 2000, 2001, 2002 and 2003. No dividends are paid on this restricted stock. The value shown in the table is the value on the date of grant, April 9, 1999, utilizing the closing price per share on that day of $8.88. These grants are considered 1998 compensation.

(5) The Named Executive Officers were granted shares of restricted stock vesting one-fourth on each of January 31, 1999, 2000, 2001 and 2002. No dividends are paid on this restricted stock. The value shown in the table above is the value on date of grant, January 31, 1998, utilizing the price per share on that day of $14.06. The following table shows the value of these shares on December 31, 1998, utilizing the closing price per share on that day of $7.56.

NAME                                        # OF SHARES   VALUE ON DECEMBER 31, 1998
----                                        -----------   --------------------------
Nicholas J. Sutton........................     4,673               $35,328
P. Michael Highum.........................     4,673               $35,328
James E. Duffy............................     2,057               $15,551
James M. Piccone..........................     1,870               $14,137
George H. Solich..........................       748               $ 5,655

(6) Mr. Solich began employment with the Company on December 2, 1996.

(7) Mr. Solich was granted 10,000 shares of restricted stock vesting one-third on each of December 2, 1997, 1998 and 1999. The value shown in the table is the value on the date of grant, December 2, 1996, utilizing the closing price per share on that date of $17.13. The value of the unvested restricted shares (3,333) at December 31, 1998 was $25,197, utilizing the closing price per share on that date of $7.56.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There was one grant of stock options to the Named Executive Officers in 1998. See "Report of the Compensation Committee -- Components of Executive Compensation -- Incentive Plans."

                           NUMBER OF       % OF TOTAL OPTIONS
                          SECURITIES           GRANTED TO
                       UNDERLYING OPTION      EMPLOYEES IN      EXERCISE PRICE                     GRANT DATE PRESENT
NAME                      GRANTED (#)         FISCAL YEAR           ($/SH)       EXPIRATION DATE       VALUE $(1)
----                   -----------------   ------------------   --------------   ---------------   ------------------
Nicholas J. Sutton...       50,000               7.0726             13.38         12/31/04              $353,995
P. Michael Highum....       50,000               7.0726             13.38         12/31/04              $353,995
James E. Duffy.......       26,000               3.6778             13.38         12/31/04              $184,077
James M. Piccone.....        7,500               1.0609             13.38         12/31/04              $ 53,099
George H. Solich.....       12,500               1.7682             13.38         12/31/04              $ 88,499

---------------

(1) We calculated the grant date present value using the "Black-Scholes" model, a widely accepted method of valuing options. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The "Grant Date Present Value" set out in the above table is based on the following assumptions: (a) a 6.79 year option term; (b) 45% expected future annual stock volatility for the options; (c) an assumed risk-free rate of return of 4.73%; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability of the options.

     The following table provides information on the exercisability of options held by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END OPTION AND WARRANT VALUES

                                                        NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             SHARES                             FISCAL YEAR-END               FISCAL YEAR-END($)(1)
                            ACQUIRED         VALUE      --------------------------------   ---------------------------
NAME                     ON EXERCISE(#)   REALIZED($)   EXERCISABLE       UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                     --------------   -----------   ------------      --------------   -----------   -------------
Nicholas J. Sutton.....     112,500        $824,625        37,500             37,500           $0             $0
P. Michael Highum......     112,500        $824,625        37,500             37,500           $0             $0
James E. Duffy.........           0        $      0        81,500(2)          19,500           $0             $0
James M. Piccone.......           0        $      0        21,875             35,625           $0             $0
George H. Solich.......           0        $      0        13,125             19,375           $0             $0

---------------

(1) Based on the fair market value of the Company's Common Stock at the close of business on December 31, 1998 ($7.56 per share) minus the exercise price of the options (or warrant).

(2) Excludes an exercisable warrant to purchase 1,500 shares of Common Stock at $6.67 per share.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                     NUMBER OF SHARES    PERFORMANCE OR OTHER PERIOD
NAME                                                      (#)(1)         UNTIL MATURATION OF PAYOUT
----                                                 ----------------   -----------------------------
Nicholas J. Sutton.................................       16,667         (
P. Michael Highum..................................       16,667         (      over four to
James E. Duffy.....................................       15,000         (     nine years(2)
James M. Piccone...................................       11,000         (
George H. Solich...................................        5,000         (

---------------

(1) Does not include awards of performance shares granted in April 1999, as follows: Nicholas J. Sutton, 31,000; P. Michael Highum, 31,000; James E. Duffy, 20,000; James M. Piccone, 12,500; George H. Solich, 5,000.

(2) These performance shares vest no earlier than ratably over a period of four years and, until the end of the ninth year, each tranche subject to vesting will vest only upon the attainment as of the date of vesting of the value measures set forth below, as determined by the Compensation Committee.

          (i) At least a 15% compounded annual growth in cash flow on a per-share basis;

          (ii) At least a 15% annual rate of return on outstanding book capital calculated using EBITDAX (earnings before interest; taxes; depreciation; depletion and amortization; exploration and abandonment; and geological and geophysical costs) over the weighted average outstanding book capital; and

          (iii) At least a 15% compounded annual growth in underlying net asset value on a per-share basis, using the pre-tax discounted present value at 10% of the Company's proved reserves plus the estimated market value of all other assets, less outstanding debt, excluding deferred taxes.

     Any performance shares that have not vested as of the end of the ninth year will vest at that time subject only to the time in service requirement. The balancing of the above measures, appropriate product prices, calculation methodology to be used and the determination of the period over which they are measured, is determined by the Compensation Committee of the Board.

     We have no defined benefit or actuarial plan under which benefits are determined by final compensation and years of service. We have not, during fiscal 1998 (or at any other time), adjusted or amended the exercise price of stock options previously awarded to any of the Named Executive Officers identified on the foregoing tables. We have not awarded any SARs.

                               PERFORMANCE GRAPH

     The following graph is based solely on stock price performance on the dates shown, and is neither an indication of future performance nor necessarily representative of the average return to investors over time. Furthermore, the graph does not show our relative performance on the underlying determinants of stockholder value. We believe that we have demonstrated strong performance on financial and operational measures contributing to stockholder value. Stockholders should read our Annual Report to Stockholders, previously mailed to Stockholders (or mailed herewith), for complete information on our financial and operational performance.

                 COMPARISON OF 63-MONTH CUMULATIVE TOTAL RETURN
        AMONG HS RESOURCES, INC., THE S & P 500 INDEX, THE RUSSELL 2000,
             THE JOHN S. HEROLD, INC. LARGE DOMESTIC E&P PEER GROUP
         AND THE JOHN S. HEROLD, INC. MID-SIZE DOMESTIC E&P PEER GROUP

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------------------------------------------------------
                                                          12/93   12/94   12/95   12/96   12/97   12/98   3/99
------------------------------------------------------------------------------------------------------------------
 HS Resources, Inc.                                        100      85      60      80      60      35     40
------------------------------------------------------------------------------------------------------------------
 John S. Herold, Inc. Mid-Size Domestic E&P Peer Group     100      95     135     240     200     100     95
------------------------------------------------------------------------------------------------------------------
 John S. Herold, Inc. Large Domestic E&P Peer Group        100      90     110     140     125      90    100
------------------------------------------------------------------------------------------------------------------
 S&P 500                                                   100     100     145     165     225     290    305
------------------------------------------------------------------------------------------------------------------
 Russell 2000                                              100      98     126     147     180     179    165
------------------------------------------------------------------------------------------------------------------

* $100 INVESTED ON DECEMBER 31, 1993 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31

     The Securities and Exchange Commission regulations require that we provide a line graph comparing its cumulative total stockholder return with a performance indicator of the overall or broad stock market and a comparison to our peers. Our stock is listed and began trading on the New York Stock Exchange under the symbol "HSE" in 1994. Previously, we used the S&P 500 as the broad stock market indicator of stocks traded on the same exchange. We now have chosen to use the Russell 2000 Index because it covers a broad range of industry sectors and reflects the performance of companies more equivalent in size to HSR. As required by Securities and Exchange regulations, because of our election to change the broad stock market index, this year's line graph includes a comparison to both the S&P 500 Index and the Russell 2000 Index. This comparison of cumulative total return assumes that $100 was invested in HSR Common Stock, peer group stock, or the index on December 31, 1993, and includes reinvestment of dividends.

     The peer group indices are made up of the companies for which public data is available and which comprise the John S. Herold, Inc. "Mid-Size Domestic E&P" peer group, and the "Large Domestic E&P" peer group as published in "Herold's Comparative Appraisal Reports." John S. Herold, Inc. is an independent research firm specializing in oil and gas company research. We present the foregoing data with respect to both peer groups since we have been categorized in each group at one or more times over the last several years. The companies included in the Mid-Size Domestic E&P peer group are: Belco Oil & Gas Corporation, Berry Petroleum Co., Chesapeake Energy Corp., Coho Energy Inc., Cross Timbers Oil Co., Denbury Resources, Inc., Forcenergy Inc., Forest Oil Corp., Helmerich & Payne Inc., Houston Exploration Co., KCS Energy, Inc., Mitchell Energy & Dev. Corp., Newfield Exploration Co., Ocean Energy Inc., Patina Oil & Gas Corp., Plains Resources, Inc., Pogo Producing Co., Seven Seas Petroleum, Inc., Titan Exploration Inc., Tom Brown Inc., and Wiser Oil Co. The companies included in the Large Domestic E&P peer group are: Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Burlington Resources, Inc., Cabot Oil & Gas Corporation, Devon Energy Corporation, Eex Corp., Enron Oil & Gas Company, HS Resources, Inc., Louis Dreyfus Natural Gas Corporation, Noble Affiliates Inc., Nuevo Energy Company, Oryx Energy Company, Pioneer Natural Resources Co., Santa Fe Energy Resources, Inc., Seagull Energy Corporation, Snyder Oil Corporation, Transtexas Gas Corporation, Union Pacific Resources Group, Inc., Vastar Resources, Inc., and Vintage Petroleum, Inc.

          COMPENSATION COMMITTEE; INTERLOCKS AND INSIDER PARTICIPATION

     Kenneth A. Hersh and Michael J. Savage, both non-employee directors, constituted the Compensation Committee of the Board during 1998. Neither of these individuals was in 1998, or has been in prior years, an officer or employee of the Company or any of its subsidiaries. During 1998, these directors had no interlocking relationships as defined by the Securities and Exchange Commission. However, Mr. Hersh was previously a director of Tide West Oil Company until its merger with a wholly-owned subsidiary of HSR in June of 1996. Also, Mr. Hersh is a Managing Director of NGP which received a financial services fee from Tide West Oil Company upon consummation of the merger.

                      REPORT OF THE COMPENSATION COMMITTEE

BACKGROUND

     The report of the Compensation Committee describes the policies and rationale with respect to compensation paid to executive officers and other employees for the year ended December 31, 1998. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

     The Compensation Committee of the Board is comprised entirely of outside directors. Through 1998, Mr. Hersh and Mr. Savage were the members of the Compensation Committee. Mr. Smith was appointed to the Committee in February of 1999, and participated in the decisions regarding 1998 compensation. The Compensation Committee is responsible for guiding and overseeing policies concerning compensation and employee benefit matters, determining the nature and amount of compensation for executive officers who also are directors, approving the compensation of other executive officers, and administering the 1987 Stock Incentive Plan (now terminated), the 1997 Performance and Equity Incentive Plan ("1997 Plan"), and the 1999 Non-Compensatory Stock Purchase Plan.

GENERAL APPROACH FOR 1998

     Determining the appropriate incentive compensation for 1998 in light of the difficult times in the oil and gas industry that evolved last year was extremely challenging. While some relief from low prices began to take hold as the second quarter of 1999 commenced, the Board and the Committee remained concerned that lower prices could return. We also could not ignore the painful decline in the Company's stock price, while recognizing the fact that the Company's stock price out-performed its peer group over the last fifteen months. At the same time, we had to take into account the Company's sound financial condition and prospects, as well as the excellent performance of management and employees in achieving numerous value enhancing goals. Furthermore, when product prices are down we need even more from our employees. It is certainly no less important when prices are low to encourage and reward efficiency and true value creation than when times are robust.

     We also believed it was important to maintain some measure of consistency in the application of our philosophy of compensation. Last year we tried to implement a system that would, to the extent reasonable and prudent, be consistent year to year. Within this context, we considered the progress made during 1998 and the overall strength of the Company's position, but we also recognized the realities of low commodity and stock prices. The result of this balancing was to award aggregate cash incentive compensation somewhat below prior years and well within prudent limits given the Company's financial condition and expectations, but consistent with the approach established last year.

     Our compensation philosophy, the components of compensation, the performance of management in 1998, and CEO and President compensation are detailed below.

COMPENSATION PHILOSOPHY

     Our compensation policies are intended to align compensation with business strategy, to create value for our stockholders, and to support a performance-based culture throughout the Company. Consistent with the foregoing principles, our compensation policies with respect to executive compensation are to:

     - Tie total compensation to the Company's performance, particularly as compared to our peers and when viewed in light of available opportunities and resources. Total executive compensation should be directly linked to improvements in corporate performance and increases in the primary determinants of stockholder value.

     - Inspire executive officers to work together as a team to pursue the Company's goals.

     - Establish a general corporate atmosphere that promotes an entrepreneurial style of leadership.

     - Have a significant portion of the executive officers' total compensation "at risk" in the form of incentive compensation.

     - Recognize individual initiative and achievement.

     - Ensure compensation levels that are externally competitive and internally equitable.

     - Align the long-term interests of the executive officers with those of our stockholders through the use of stock options, restricted stock and performance-based awards.

     - Provide a competitive total compensation package that enables us to attract and retain key executives who are capable of leading the Company in achieving our business objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

     One of our highest priorities is to attract and retain the most skilled and experienced employees in key positions. Compensation is important in this regard, and the Company's incentive compensation plan is designed to allow us to be competitive in the market for key personnel while at the same time aligning the employee's interest with corporate value creation. The incentive compensation plan has a number of very important features that are discussed below. As in the past, we believe that the cash and other types of compensation of executive officers and other key employees, while being competitive with other companies, should also be fair and discriminating within the Company on the basis of personal performance.

     There are three major components of our executive compensation program: base salary, annual incentive bonus (which includes a component of restricted stock), and long-term incentives through stock options and performance shares. Executives, like all qualified employees, are eligible to participate in our 401(k) and Profit Sharing Plan as well as in certain other benefit plans, such as health and life insurance plans.

     Base Salary. We believe it is essential to pay a competitive salary in order to attract qualified individuals and to support the continuity of management, consistent with the long-term nature of the oil and gas industry. In assessing the appropriate salary level to be paid an executive, we evaluate data as to wages paid by comparable companies to executives having substantially similar responsibilities and skill levels, and we establish a base salary range utilizing the comparative data. Because compensation survey data generally is imprecise as to responsibilities, and transparent as to talent and experience, we may adjust the range after subjectively considering the impact of these factors. We may also consider Company and industry performance, internal parity and disparities related to geographic location and living cost. Of critical importance to the setting of salary is the particular individual's skill level and performance, and the value of his or her skills to the Company. These factors are subjective, and no predetermined weighting of factors is applied. Primarily in recognition of industry conditions and the Company's stock price performance, no executive salaries were increased for 1999.

     Incentive Bonus. The purpose of the incentive bonus is to link annual executive compensation to overall Company and individual performance. If these are in line with the performance goals, the incentive bonus should increase the executive's total cash compensation to the upper end of the range of total cash compensation paid to executives in the survey groups described above. The individual's performance is evaluated relative to the prior year and to various objectives set forth in the annual business plan, such as production levels, cash flow targets and successful completion of major projects. These objectives are not specifically weighted in evaluating whether to award an annual incentive bonus to an executive officer because specific circumstances and the relative importance of any such objectives may change with time, and the relative responsibilities of each executive officer in the achievement of each objective may differ.

     This year, again because of industry conditions and Company stock price performance, the aggregate cash component of the bonus to the executive group was reduced to approximately 80% of the cash bonuses awarded last year. At their request, the cash component of the bonuses paid to the CEO and the President were reduced by a greater percentage.

     Restricted Stock. For executives, managers and certain skilled professionals, a portion of the annual incentive bonus is awarded in the form of restricted stock instead of cash. The value of the restricted stock is determined by the fair market value of our common stock at the time of grant Although the award of stock has a face value equal to the portion of cash bonus that it replaces, the employee is required to continue in our employ in order to retain the stock. In accordance with the 1997 Plan, the restricted stock vests over a four-year period. The restricted stock component of annual incentive bonuses is important because it encourages employees to remain with the Company and to continue to build stockholder value. Restricted stock awards made as part of 1998 annual bonus compensation to the executive group comprised from 10% to 25% of the total annual bonus amount awarded to the affected executives.

     Options. A component of long-term incentive compensation is the award of stock options. Under the 1997 Plan, options vest no earlier than ratably over a four-year period, and terminate in seven years. Although all of the options previously awarded to employees are significantly "out of the money" (that is, the exercise price is greater than the current stock price), we did not consider repricing or other adjustment of those options. We granted awards of options this year on substantially the same basis as was established last year.

     Performance Shares. Another component of long-term incentive compensation is the award of performance shares. These are stock awards made to those executives who are in a position to significantly enhance stockholder value. The awards are subject to achievement of specific performance goals that directly measure such value, and will vest over four years if these goals are achieved. Generally, the criteria require the achievement of no less than a 15% annual increase in per share cash flow and net asset value, and an EBITDAX/Book Capital ratio of no less than 15%. The specific value measures are discussed in more detail elsewhere in this Proxy Statement. The earnings measure for determining return on equity was changed to EBITDAX from EBITDA as originally stated in the 1997 Plan to allow that value measure to operate as originally intended following the Company's change to successful efforts accounting. See Long-Term Incentive Plans -- Awards in Last Fiscal Year. We determined that the 1998 value measures applicable to the awards made last year had been fully met, and therefore one fourth of the performance shares awarded last year have now vested. Additionally, as part of this year's incentive compensation package, we have awarded additional performance shares subject to similar conditions and vesting as the awards made last year.

     401(k) and Profit Sharing Plan. The Company has a qualified defined contribution plan combining both a 401(k) plan and a profit sharing plan. All full-time employees are eligible to participate in the plan. Under the 401(k) plan, participants may make regular pretax contributions of up to 15% of their compensation but, under IRS rules, this may not exceed $10,000. The Company may, but is not obligated to make matching contributions in an amount determined by the Compensation Committee. All contributions to the 401(k) portion of the plan are vested. Contributions to the profit sharing portion of the plan are vested based on the employee's years of service. As a component of 1998 compensation, we decided to match 100% of the pre-tax contributions of employees to the 401(k) plan up to the first 10% of compensation deferred by the employee. This will be funded by treasury shares of Company Common Stock valued on the date of contribution. We will make no contribution to the Profit Sharing Plan for 1998.

MANAGEMENT'S PERFORMANCE IN 1998

     We want to take special note of management's excellent performance in 1998 despite the extremely difficult industry environment that existed during most of last year. Because of these achievements, the Company is stronger, more profitable and better strategically situated than it was in 1997 notwithstanding the low commodity prices that existed for most of the year, which in turn resulted in a disappointing performance in the Company stock price. Some of the most important achievements were:

     - Production was increased 31% to 72.7 billion cubic feet of gas equivalent despite the September sale of the Mid-Continent properties.

     - New reserves replaced over 300% of production excluding the effects of property sales and lower product prices.

     - Debt per barrel of oil equivalent of reserves was reduced, and the stage was set to reduce it further.

     - Both the ratios of total debt to EBITDAX and bank debt to EBITDAX were brought below 1996 levels. EBITDAX is a key financial measure of performance based on earnings before interest, taxes, depreciation, depletion and amortization, exploration and abandonment and geological and geophysical costs.

     - The Gulf Coast program advanced to a stage where, at year-end, considering only producing reserves, the present value of those reserves nearly equaled the entire capital investment of the Company in the region, less revenue received, with abundant success having been demonstrated and numerous opportunities for future growth having been established.

     - All three financial performance measures underlying the performance shares were achieved.

     - The Company's hedging program strengthened cash flow by approximately $0.80 per barrel of oil equivalent. That hedge position also brings significant strength to the Company in 1999.

     - Through aggressive management of costs and operating efficiencies, the combined rate for lease operating expense and general and administrative expense was reduced to $3.17 per barrel of oil equivalent, a decrease of 19% from the $3.93 per barrel of oil equivalent in 1997.

     - Management executed a program leading to a rapid, seamless and problem free integration of the Amoco properties into the Company's Denver-Julesburg Basin operations.

     - Management conducted the timely and profitable sale of the Company's Mid-Continent properties in 81 days, from start to finish, resulting in a 28% after-tax return on equity considering all investment and return in those properties from inception.

     - The Company took advantage of a narrow window in the market for subordinated debt, completing the November offering of Series B 9 1/4% Senior Subordinated Notes in ten days, start to finish.

COMPENSATION AWARDS TO CEO AND PRESIDENT

     The compensation of our Chief Executive Officer, Mr. Sutton, is determined in the same manner as the compensation for our other executive officers as described above. As a result, the compensation of the Chief Executive Officer is largely dependent upon our overall performance as well as the compensation being paid by other oil and gas companies to their chief executive officers. The compensation of Mr. Highum, our President, a Director and co-founder with Mr. Sutton, is determined in the same manner as, and is generally equivalent to, the compensation of Mr. Sutton.

     Based on the reasoning discussed above, but in response to the request of Messrs. Sutton and Highum that their awards be decreased compared to last year by a greater percentage than other employees, the Compensation Committee awarded each of Mr. Sutton and Mr. Highum a cash bonus of $135,000 and 6,000 shares of restricted stock vesting over four years. Messrs. Sutton and Highum also were each granted 60,000 options at an exercise price equal to the fair market value on the date of grant, and 31,000 performance shares, vesting over four years and dependent upon the attainment of performance goals as described elsewhere in this Proxy Statement. See Long-Term Incentive Plans -- Awards in Last Fiscal year. As a result, approximately 80% of the incentive compensation awarded to Messrs. Sutton and Highum is contingent in nature and tied to the stockholders' interests, requiring an enhancement of per share value and continued service to the Company.

     In addition, in March of 1999 Mr. Sutton was permitted to purchase 100,000 shares of Company common stock at the fair market value of such shares for a payment in cash equal to 15% of the purchase price, and a two year, full recourse promissory note for the remainder of the purchase price. The Committee approved this and one other partially-financed purchase of the Company's common stock by management in part because of the Company's ongoing share repurchase program which made the issuance of the stock to management essentially non-dilutive. See Certain Transactions -- Indebtedness of Management.

                                            THE COMPENSATION COMMITTEE
                                            Kenneth A. Hersh
                                            Michael J. Savage
                                            Philip B. Smith

                              CERTAIN TRANSACTIONS

KEY EMPLOYEE SEVERANCE AGREEMENTS

     We have entered into key employee severance agreements with the Named Executive Officers and other officers and key managers providing for severance upon termination following a change in control. The severance payment is 2.99 times annual salary and bonus for Messrs. Sutton, Highum, Duffy and Piccone, two times annual salary and bonus for other officers, and one times annual salary and bonus for certain key managers. We have no employment agreements with the Named Executive Officers.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and officers, including the Named Executive Officers. Those agreements require us to indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law and to advance expenses in connection with certain claims against directors and officers. We expect to enter into similar agreements with persons selected to be directors and officers in the future.

INDEBTEDNESS OF MANAGEMENT

     In June of 1998, the Compensation Committee, which administers the 1987 Stock Incentive Plan, accepted full recourse promissory notes from four executive officers for the payment of the exercise price for certain options under the 1987 Plan exercised at that time, less the par value of the shares, which was paid in cash. Each note matures June 1, 2000, and bears interest at the annual rate of prime plus 0.25%. Payment of the notes may be accelerated under certain circumstances. The executives and the original principal amounts due under each of their notes are set forth in the following table.

                                                                 ORIGINAL PRINCIPAL
NAME                                                           AMOUNT UNDER EACH NOTE
----                                                           ----------------------
Nicholas J. Sutton..........................................          $750,262
P. Michael Highum...........................................          $750,262
Theodore Gazulis............................................          $391,037
Annette Montoya.............................................          $250,087

     In March of 1999, the Compensation Committee, which administers the Company's 1999 Non-Compensatory Stock Purchase Plan, permitted Mr. Sutton and Mr. Duffy to purchase shares of stock pursuant to that plan on a partially financed basis. The purchase price was based on the closing price of the Company's Common Stock on the New York Stock Exchange as of March 4, 1999, the date of notice by Messrs. Sutton and Duffy of their commitment to purchase such shares. The plan is designed to facilitate the purchase of Company stock by executive officers, but is not intended to be compensatory and requires the purchasing officer to pay fair market value for and assume the full risk with respect to the value of any shares acquired under the plan. The terms of the financing required the purchasing officer to pay 15% of the purchase price for the stock in cash, and the remainder in the form of a full recourse promissory note maturing in two years from the date of issuance, March 4, 1999. The notes bear interest at the annual rate of 8.5%. Payment of the notes may be accelerated under certain circumstances. Other pertinent information with respect to this indebtedness is as follows:

                                        FAIR                      ORIGINAL PRINCIPAL
                          NUMBER OF    MARKET         CASH           AMOUNT UNDER
                          PURCHASED   VALUE PER   CONSIDERATION       EACH NOTE            TOTAL
NAME                       SHARES       SHARE         (15%)             (85%)          CONSIDERATION
----                      ---------   ---------   -------------   ------------------   -------------
Nicholas J. Sutton......   100,000     $5.625        $84,375           $478,125          $562,500
James E. Duffy..........    58,820     $5.625        $49,613           $281,250          $330,863

OTHER TRANSACTIONS WITH SECURITY HOLDERS

     NGP. Mr. Hersh is a Managing Director of NGP. NGP previously acted as a subordinated lender to the company. In consideration of such financing, NGP acquired two warrants to purchase an aggregate of 740,262 shares of Common Stock. NGP exercised the warrants on September 30, 1997, at an exercise price of $10.00 per share. NGP sold a majority of the shares issued following that exercise on behalf of an investor in NGP; it retained the shares beneficially owned by NGP.

     On February 25, 1996, we entered into a merger agreement with Tide West Oil Company. Pursuant to the Merger Agreement, Tide West merged into a wholly-owned subsidiary of HSR. We consummated the merger in June of 1996 following special meetings of our stockholders and those of Tide West. NGP was Tide West's largest stockholder, owning approximately 4,550,000 shares, or 46.49% of the outstanding common stock of Tide West. Three representatives of NGP were members of Tide West's Board of Directors at the time of the merger. HSR and NGP entered into a voting agreement whereby NGP agreed to vote its shares in Tide West in favor of approval of the merger agreement. In consideration of this agreement, HSR agreed to take such action as is required to appoint one NGP designee to the Company's Board following consummation of the merger. Mr. Hersh, already then a member of the HSR Board, was not considered to be the NGP designee. Following the consummation of the merger, the Board took appropriate action to increase the number of authorized directors to six, and appointed Mr. Philip B. Smith as the nominee of NGP to fill the vacancy so created. Pursuant to an agreement entered into between NGP and Tide West in 1995, NGP received a fee in 1996 for financial services in the amount of $150,000 upon consummation of the merger.

     Philip B. Smith. Prior to the merger, Philip B. Smith was a director, president and chief executive officer of Tide West Oil Company. Pursuant to the merger, Tide West Oil Company merged into a wholly-owned subsidiary of HSR. Mr. Smith received compensation as an employee of Tide West Oil Company prior to the merger, but resigned all of his positions with respect to Tide West Oil Company at the time of the merger.

FUTURE TRANSACTIONS

     Any future transactions (including loans) between HSR and an officer, director, principal stockholder or affiliate of the company will be approved by a majority of the directors disinterested in such transactions and by a majority of the independent outside directors, each of which shall have determined that the transaction is fair to us and our stockholders and that the terms of such transaction are no less favorable to the Company than could be obtained from unaffiliated parties.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 1, 1999, by (i) each person who is known by us to own beneficially 5% or more of the Common Stock, (ii) each director of HSR, (iii) each Named Executive Officer, and (iv) all directors and officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares.

                       AMOUNT OF BENEFICIAL OWNERSHIP(1)

                                                               NUMBER     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          OF SHARES   OF CLASS
------------------------------------                          ---------   --------
T. Rowe Price Associates, Inc. and
T. Rowe Price Small Cap Value Fund, Inc.(2).................  2,041,800   10.6072%
100 E. Pratt Street
Baltimore, MD 21202
Amoco Production Company....................................  1,200,000    6.2340%
200 E. Randolph Drive
Chicago, IL 60601-7125
The TCW Group, Inc.(3)......................................  1,191,106    6.1878%
865 South Figueroa Street
Los Angeles, CA 90017
Neuberger Berman, LLC(3)....................................  1,098,000    5.7041%
605 Third Avenue
New York, NY 10158-3698
Nicholas J. Sutton(4).......................................    913,084    4.7435%
P. Michael Highum(5)........................................    568,363    2.9527%
James E. Duffy(6)...........................................    227,121    1.1799%
Kenneth A. Hersh(7).........................................     23,216      *
Michael J. Savage(8)........................................      8,250      *
Philip B. Smith(9)..........................................    253,564    1.3173%
James M. Piccone (10).......................................     46,510      *
George H. Solich (11).......................................     25,003      *
All directors as a group (6 persons)(12)....................  1,993,598   10.3568%
All directors and executive officers as a group (16
  persons)(13)..............................................  2,360,863   12.2647%

---------------

  *  Less than one percent of stock.

 (1) Assumes exercise of all options and warrants exercisable within 60 days of April 1, 1999, for the purchase of Common Stock with respect to such owners.

 (2) These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 1,000,000 shares, representing 5.195% of the shares outstanding as of April 1, 1999), of which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (3) This information is based solely on information contained in a Form 13(f) or 13(g) filed by the stockholder with the Securities and Exchange Commission and delivered to the Company.

 (4) Includes 25,000 shares purchasable within 60 days after April 1, 1999, upon the exercise of stock options granted under the HS Resources, Inc. 1987 Stock Incentive Plan (the "1987 Plan") and 12,500 shares purchasable within 60 days after April 1, 1999, upon the exercise of stock options and performance shares granted under the 1997 Performance and Equity Incentive Plan (the "1997 Plan"). Includes 12,249 shares held by trusts for the benefit of children of Mr. Sutton and his wife of which a third party is trustee and of which Mr. Sutton disclaims beneficial ownership.

 (5) Includes 25,000 shares purchasable under the 1987 Plan and 12,500 shares purchasable under the 1997 Plan within 60 days after April 1, 1999, upon the exercise of stock options granted under the Plans. Also includes 3,200 shares held by his wife and 13,600 shares held in trust for his children.

 (6) Includes 1,500 shares subject to issuance upon the exercise of a currently exercisable warrant and 75,000 shares purchasable under the 1987 Plan and 6,500 shares purchasable under the 1997 Plan upon the exercise of currently exercisable stock options granted under the Plans.

 (7) Includes 9,000 shares purchasable within 60 days after April 1, 1999, upon the exercise of currently exercisable stock options granted under the 1993 Directors' Plan. Upon grant, these options were assigned to Natural Gas Partners; therefore, Mr. Hersh disclaims any beneficial ownership of these options.

 (8) Includes 8,250 shares purchasable within 60 days after April 1, 1999, upon the exercise of currently exercisable stock options granted under the 1992 Directors' Plan.

 (9) Includes 6,000 shares purchasable within 60 days after April 1, 1999, upon the exercise of currently exercisable stock options granted under the 1992 Directors' Plan.

(10) Includes 30,000 shares purchasable under the 1987 Plan and 1,875 shares purchasable under the 1997 Plan within 60 days after April 1, 1999, upon the exercise of currently exercisable stock options granted under the Plans.

(11) Includes 15,000 shares purchasable under the 1987 Plan and 3,125 shares purchasable under the 1997 Plan within 60 days after April 1, 1999, upon the exercise of currently exercisable stock options granted under the Plans.

(12) Includes Footnotes 4, 5, 6, 7, 8 and 9.

(13) Includes Footnotes 4, 5, 6, 7, 8, 9, 10 and 11.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     If you have a proposal that you would like to present at next year's Annual Meeting please submit the proposal in writing to us before December 28, 1999. Proposals submitted by that date will be reviewed in accordance with the Rules and Regulations of the Securities and Exchange Commission for possible inclusion in next year's proxy statement for action at next year's annual meeting.

                              INDEPENDENT AUDITORS

     The Audit Committee has recommended to the Board the continuation of the engagement of Arthur Andersen LLP as the independent public auditing firm to audit the Company for the year ending December 31, 1999. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he decides to do so. Such representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, if you return the enclosed Proxy card your vote will be voted as the Board may recommend.

                                   FORM 10-K

     You may obtain a copy of the Company's Annual Report by writing to us at Investor Relations, HS Resources, Inc., One Maritime Plaza, 15th Floor, San Francisco, California 94111. The Company's report on Form 10-K was filed with the SEC on March 31, 1999.

     By signing and returning the enclosed Proxy, you will be assured of representation at the Annual Meeting in connection with approval of the matters discussed at the Meeting. You should review, complete, execute, date and return the enclosed Proxy to the Company in the envelope provided as promptly as possible. We appreciate your cooperation.

Dated: April 21, 1999

                               HS RESOURCES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1999
  THIS PROXY IS SOLICITED ON BEHALF OF HS RESOURCES, INC.'S BOARD OF DIRECTORS


     The undersigned hereby appoints P. Michael Highum, Nicholas J. Sutton and James M. Piccone, and each of them, proxies for the undersigned, with full power of substitution to vote all shares of HS Resources, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of HS Resources, Inc., on Thursday, May 27, 1999, at 9:00 A.M., or at any adjournment thereof, upon the matter set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this Proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendation, please sign the reverse side; no boxes need to be checked.

     COMMENTS/ADDRESS CHANGE
                                        COMMENTS/ADDRESS CHANGE: PLEASE MARK
---------------------------------       COMMENT/ADDRESS BOX ON REVERSE SIDE

---------------------------------
                                         (Continued and to be signed on the
---------------------------------                   other side.)


--------------------------------------------------------------------------------

4623--HS RESOURCES, INC.

     [PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY]

1.   ELECTION OF DIRECTORS--
     Nominees: P. Michael Highum                For       Withhold       For All
               Michael J. Savage                All          All         Except
                                                [ ]          [ ]           [ ]
---------------------------------------------
(Nominee Exception)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

I PLAN TO ATTEND MEETING                       [ ]

COMMENTS/ADDRESS CHANGE
Please mark this box if you have written
comments/address change on the reverse side.   [ ]

Receipt is hereby acknowledged of the HS Resources, Inc. Notice of Annual Meeting and Proxy Statement.

               Dated:
                     -----------------------------
Signature(s)
           ---------------------------------------

--------------------------------------------------
NOTE. Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                            YOUR VOTE IS IMPORTANT.

          PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE








4623-HS RESOURCES, INC.